Exhibit 10.1
EXECUTIVE RELEASE AND TRANSITION AGREEMENT
     This Executive Transition and Release Agreement (this “Agreement”) is entered into between Moshe Gavrielov (“Executive”) and Cadence Design Systems, Inc. (“Cadence” or the “Company”).
     1. TRANSITION COMMENCEMENT DATE. As of November 30, 2007, (the “Transition Commencement Date”), Executive will no longer hold the position of Executive Vice President and General Manager, Verification Division, and will be relieved of all of Executive’s authority and responsibilities in that position. Executive will be paid all accrued salary for his services as Executive Vice President and General Manager, Verification Division, to the Transition Commencement Date by not later than the following regular payroll date. Following the Transition Commencement Date, Executive will no longer participate in Cadence’s medical, dental, and vision insurance plans (unless Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date.
     2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive’s employment with Cadence terminates (the “Termination Date”) is called the “Transition Period” in this Agreement. Executive’s Termination Date will be the earliest to occur of:
          a. the date on which Executive resigns from all employment with Cadence;
          b. the date on which Cadence terminates Executive’s employment due to a breach by Executive of Executive’s duties or obligations under this Agreement; and
          c. one year from the Transition Commencement Date.
     3. DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.
          a. During the Transition Period, Executive will assume the position of Consultant. In this position, Executive will render those services reasonably requested by Cadence’s Chief Executive Officer (“CEO”), the Executive Vice President, Development, or the Board of Directors on an as-needed basis. Executive’s time rendering those services is not expected to exceed thirty (30) hours per month. Executive and Cadence agree that neither party anticipates that Executive will resume full-time employment with Cadence in the future.
          b. As a Cadence executive, as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence’s business (including confidential information relating to Cadence and its operations, intellectual property assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in the electronic design automation (“EDA”) industry (as defined below) without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venture, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person that (i) is engaged in the EDA industry, (ii) directly competes against Cadence or any of its existing or future affiliates in the EDA industry anywhere in the world, or (iii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with EDA industry products produced, marketed, sold or distributed by Cadence. As used in this paragraph, the term “EDA industry” means the research, design or development of electronic design automation software, electronic design verification, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing, or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing. If Executive receives an offer of employment or consulting from any person or entity during the Transition Period, then Executive must first obtain written approval from Cadence’s CEO or his successor before accepting said offer, unless the potential employer that makes an offer to the Executive is a company that appears on Appendix A. Such written approval (i) shall be granted or withheld within ten (10) business days after the CEO received written notice of such offer from Executive and (ii) may be withheld only if Executive’s acceptance of such offer would not comply with this paragraph 3. During the Transition Period, Executive will be prohibited, to the full extent allowed by applicable law, and except with the written advance approval of Cadence’s CEO (or his successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, soliciting or attempting to solicit for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate engaged in the EDA industry; or (iii) soliciting, diverting or accepting business, in any line or area of business engaged in by Cadence or any Cadence affiliate in the EDA industry, from any former or present client, customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence), except that Executive may solicit or accept business, in a line of business engaged in by Cadence or a Cadence affiliate in the EDA industry, from a former or present client, if and only if Executive had previously provided consulting services in such line of business, to such client, prior to ever being employed by Cadence, but in no event may Executive violate paragraph 3(b) hereof. The restrictions contained in subparagraph (i) of the immediately preceding sentence shall also be in effect for a period of one year following the Termination Date. This paragraph 3(b) does not alter any of the obligations the Executive may have under the Employee Proprietary Information Agreement, executed in January 2005.
          c. Nothing in paragraph 3(b) shall preclude Executive from providing services as an employee or consultant to an entity engaged in the EDA industry that has multiple subsidiaries, divisions or other business units, if Executive provides his services exclusively to a subsidiary, division or other business unit that is not engaged in the EDA industry, and as long as Executive receives written approval from Cadence’s CEO to accept such position.

          d. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive’s prior position and the orderly transition of such work to other Cadence employees, and any legal matters that may require his involvement, at the request of the Company’s General Counsel.
          e. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence’s or its affiliates’ products, services, policies, business practices, employees, executives, officers, or directors. Similarly, Cadence agrees to instruct its executive officers and members of the Company’s Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.
          f. Notwithstanding paragraph 9 hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b), or for Cadence or Executive in the event of a breach or threatened breach of paragraph 3(e). In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.
     4. TRANSITION COMPENSATION AND BENEFITS. In consideration and compensation for Executive’s services during the Transition Period, Cadence will provide the following to Executive:
          a. a monthly salary of $4,000 less applicable tax withholdings and deductions, payable in accordance with Cadence’s regular payroll schedule, commencing on the first pay date that is more than six months following the Transition Commencement Date;
          b. immediate vesting as of the Transition Commencement Date of that portion of the stock options and restricted stock granted to Executive prior to the Termination Date, or assumed by the Company by virtue of its acquisition of Verisity, that would ordinarily have vested during the Transition Period, provided that Executive has executed all necessary stock option and restricted stock agreements, and with the understanding that (i) upon the Transition Commencement Date all unvested options and unvested restricted stock that do not vest in accordance with this paragraph 4(b) shall immediately expire and be forfeited and (ii) upon Executive’s Termination Date, all vested options may be exercised in accordance with the applicable stock option agreement; and
          c. if Executive elects to continue coverage under Cadence’s medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay Executive’s COBRA premiums during the Transition Period.
Except as so provided, Executive will receive no other compensation or benefits from Cadence in consideration of Executive’s services during the Transition Period.
     5. FIRST TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not voluntarily resign from employment with Cadence and Cadence does not terminate Executive’s employment with Cadence due to a breach by Executive of Executive’s duties under this Agreement, and in consideration for Executive’s acceptance of this Agreement and Executive’s further execution and delivery of a Release of Claims in the form of Attachment 1 hereto, Cadence will provide to Executive within ten business days of the date that is six months following the Transition Commencement Date and after Executive has returned to the Company all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control by the Transition Commencement Date, as well as all other Company-owned property, the following termination payment, to which Executive would not otherwise be entitled:
•	a lump-sum payment of one year’s base salary, or $400,000.00, less applicable tax deductions and withholdings;

•	a bonus, prorated for the time worked during the Second Half of 2007 as an executive of the Company, reflecting an Individual Performance Modifier of “1,” and the Cadence Group Modifier that Executive would have received had he continued to work as an executive for the Company on the date the bonus would normally have been paid in February 2008, if and only if a bonus is paid to executives.
     6. SECOND TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence and Cadence does not terminate Executive’s employment with Cadence due to a breach by Executive of Executive’s duties under this Agreement, upon the Termination Date, and in consideration for Executive’s acceptance of this Agreement and Executive’s further execution of a Release of Claims in the form of Attachment 2 to this Agreement, Cadence will provide to Executive within ten business days after the expiration of the revocation period of the Release of Claims (as defined in that document) the following termination payment, to which Executive would not otherwise be entitled:
•	a lump-sum payment of one year’s target bonus, or $400,000.00, less applicable tax deductions and withholdings provided.
     7. GENERAL RELEASE OF CLAIMS.
          a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive was employed by the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               i. any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to Executive’s COBRA rights; and
               iv. any rights that Executive has or may have to be indemnified by Cadence for the period of his full-time employment pursuant to any contract, including the Executive’s Indemnity Agreement, dated May 11, 2005, Cadence’s bylaws and Cadence’s Directors and Officers insurance policy, statute, or common law principle.
          b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.
          c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 7.
          d. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.
          e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.
     8. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the Corporate Vice President, Global Human Resources. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive’s signature, which eighth day will be the “Effective Date” of this Agreement.
     9. ARBITRATION. Subject to paragraph 3(f) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, will be resolved exclusively in final and binding arbitration in accordance with the Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. (“JAMS”). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator’s findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator’s fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys’ fees and costs (including expert witness fees and costs, if any). However, in the event a party prevails at arbitration on a statutory claim that entitles the prevailing party to reasonable attorneys’ fees as part of the costs, then the arbitrator may award those fees to the prevailing party in accordance with that statute.
     10. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.
     11. INTEGRATED AGREEMENT. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. With the exception of the Noncompetition Agreement, dated January 12, 2005, which shall remain in effect until the end of its term, this Agreement supersedes any written or oral employment agreements between Executive and the Company, including, without limitation, that certain letter agreement dated January 12, 2005 between Executive and the Company (the “Employment Agreement”). Except as expressly provided herein, nothing in this Agreement is intended to negate Executive’s agreement to abide by Cadence’s policies while serving as a Cadence employee, including but not limited to Cadence’s Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive’s continuing obligations under Executive’s Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive’s obligations under state and federal trade secret laws.
     12. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein are in full satisfaction of all obligations of Cadence to Executive arising out of or in connection with Executive’s employment through the Termination Date, including, without limitation, (i) all compensation, salary, bonuses, reimbursement of expenses, and benefits and (ii) any severance payments or benefits set forth in Section 6 of the Employment Agreement. For the avoidance of doubt, Executive acknowledges and agrees that the payments and benefits provided for under paragraphs 4, 5 and 6 of this Agreement are intended to be in lieu of, and not in addition to, any payments and/or benefits Executive may have been entitled to pursuant to Section 6 of the Employment Agreement. Executive also agrees that Executive is not owed any other compensation under the Employment Agreement.
     13. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.
     14. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.
     15. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced. Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, amend this Agreement (which amendment shall be effective upon its adoption or at such other time designated by the Company) at any time prior to a Change in Control as may be necessary to avoid the imposition of the additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986, as amended; provided, however, that any such amendment shall be implemented in such a manner as to preserve, to the greatest extent possible, the terms and conditions of this Agreement as in existence immediately prior to any such amendment.
     16. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by Cadence.

     17. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.
     18. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

EXECUTION OF AGREEMENT
     The parties execute this Agreement to evidence their acceptance of it.

Dated: September 18, 2007	Dated: September 18, 2007

MOSHE GAVRIELOV	CADENCE DESIGN SYSTEMS, INC.

/s/ Moshe Gavrielov	/s/ R.L. Smith McKeithen

R.L. Smith McKeithen
Senior Vice President & General Counsel

/s/ William Porter

William Porter
Executive Vice President & Chief Financial Officer

ATTACHMENT 1
RELEASE OF CLAIMS
(To be executed on or after May 31, 2008)
          1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring, my employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
     i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement;
     ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
     iii. claims related to my COBRA rights; and iv. any rights that Executive has or may have to be indemnified by Cadence for the period of his full-time employment pursuant to any contract, including the Executive’s Indemnity Agreement, dated May 11, 2005, Cadence’s bylaws and Cadence’s Directors and Officers insurance policy, statute, or common law principle.
     2. I intend that this Release cover all claims, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.
     3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
     4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the executive overseeing Global Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:	.

Print Name

Sign Name

ATTACHMENT 2
RELEASE OF CLAIMS
(To be executed on or about November 30, 2008)
          1. For valuable consideration, I irrevocably, fully and finally release Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees (“Releasees”) from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Agreement which relate to my hiring, my employment with the Company, the termination of my employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during my employment with the Company. The claims released include, but are not limited to, any claims arising from or related to Executive’s employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:
               i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement;
               ii. claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policies or funds;
               iii. claims related to my COBRA rights; and
               iv. any rights that Executive has or may have to be indemnified by Cadence for the period of his full-time employment pursuant to any contract, including the Executive’s Indemnity Agreement, dated May 11, 2005, Cadence’s bylaws and Cadence’s Directors and Officers insurance policy, statute, or common law principle.
     2. I intend that this Release cover all claims, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor which if known by him or her must have materially affected his or her settlement with the debtor.
     3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.
     4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to the executive overseeing Global Human Resources. This Release will not be final and effective until the expiration of this revocation period.

Dated:	.

Print Name

Sign Name

APPENDIX A
Intel Corporation
Texas Instruments Incorporated
Freescale Seminconductor, Inc
Advanced Micro Devices, Inc.
Micron Technology, Inc.
QUALCOMM Incorporated
International Business Machines Corp.
Broadcom Corporation
NVIDIA Corporation
SanDisk Corporation
LSI Corporation
National Semiconductor Corporation
Marvell Semiconductor, Inc.
Maxim Integrated Products, Inc.
Xilinx, Inc.
Altera Corporation
Integrated Device Technology, Inc.
Atheros Communications, Inc.
Conexant Systems, Inc.
Avago Technologies Limited
QLogic Corporation
Silicon Laboratories Incorporated
PMC-Sierra, Inc.
Silicon Storage Technology, Inc.
Zoran Corporation
Standard Microsystems Corp.